Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Robert D. Stiles Chief Financial Officer T: +352 2469 7903 E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES PRELIMINARY 4th QUARTER RESULTS
Luxembourg, 10 March 2010 – Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a provider of services focused on high-value, knowledge based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced preliminary financial results for the fourth quarter and year ended December 31, 2009. These results are subject to change.
Fourth Quarter 2009 Highlights
•	Revenues were $56.3 million for the quarter ended December 31, 2009, generally our lowest quarter when considering the impact of seasonality, reflecting a 4% increase over the third quarter and a 45% increase over the same quarter in 2008. Revenues for the year ended December 31, 2009 were $202.8 million as compared to $160.4 million in 2008, an increase of 26%.

•	EBITDA was $10.9 million for the quarter ended December 31, 2009 reflecting a 24% decrease over the third quarter and a 33% increase over the same quarter in 2008. In March 2010, our last significant litigation matter was resolved upon receipt of a final arbitration decision of a suit involving a former equipment vendor that resulted in us recording an expense accrual of $1.4 million in 2009. Excluding this impact, EBITDA would have been $12.3 million or a 14% decline compared to third quarter. EBITDA for the year ended December 31, 2009 was $47.3 million as compared to $27.6 million in 2008, an increase of 71%.

•	Net income was $6.2 million, or $0.25 per fully-diluted share on a pro forma basis, for the quarter ended December 31, 2009 compared to net income of $8.6 million, or $0.36 per fully-diluted share on a pro forma basis for the third quarter. Net income was $2.3 million, or $0.10 per fully-diluted share on a pro forma basis, for the fourth quarter in 2008. Net income for the year ended December 31, 2009 was $26.3 million, or $1.08 per fully-diluted share on a pro forma basis, compared to net income of $9.2 million, or $0.38 per fully-diluted share on a pro forma basis, for the same period in 2008.
Subsequent Event
•	In February 2010, we acquired all of the outstanding membership interest of The Mortgage Partnership of America, L.L.C. (“MPA”). MPA serves as the management company of Best Partners Mortgage Cooperative, Inc. doing business as Lenders One Mortgage Cooperative, a national alliance of mortgage bankers that today consists of more than 155 members that originated more than $75.0 billion in mortgage loans during 2009.

Financial Results

	Three Months Ended		Year Ended
	December 31,		December 31,
(in thousands, except per share data)	2009	2008	2009	2008
Revenue	$56,326	$38,940	$202,812	$160,363
Cost of revenue	34,992	26,412	126,797	115,048

Gross profit	21,334	12,528	76,015	45,315
Selling, general and administrative expenses	12,257	6,803	39,473	28,088

Income from operations	9,077	5,725	36,542	17,227

Other income (expense), net
Interest expense, net	(43)	(661)	(1,644)	(2,592)
Other, net	(78)	(22)	2,678	(34)

Total other income (expense), net	(121)	(683)	1,034	(2,626)

Income before income taxes	8,956	5,042	37,576	14,601
Income tax provision	(2,783)	(2,699)	(11,305)	(5,382)

Net income	$6,173	$2,343	$26,271	$9,219

Earnings per share(1):
Basic	$0.26	$0.10	$1.09	$0.38

Diluted	$0.25	$0.10	$1.08	$0.38

Weighted average shares outstanding(1):
Basic	24,083	24,050	24,062	24,050

Diluted	24,338	24,050	24,260	24,050

Transactions with related parties included above:
Revenue	$25,286	$17,707	$87,835	$62,423

Selling, general and administrative expenses	$—	$1,637	$4,308	$6,208

Interest expense	$—	$571	$1,290	$2,269

Reconciliation to EBITDA:
Income before income taxes	$8,956	$5,042	$37,576	$14,601
Interest expense, net	43	724	1,644	2,655
Depreciation and amortization	1,244	1,789	5,432	7,836
Amortization of intangibles	668	630	2,672	2,554

EBITDA	$10,911	$8,185	$47,324	$27,646

(1)	Earnings per share and weighted average shares outstanding for the three months and year ended December 31, 2009 and 2008 are reflected on a pro forma basis.
Revenue
The following table presents revenue by segment for the periods ended December 31, 2009 and 2008:

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2009	2008	% Change	2009	2008	% Change
Mortgage Services	$32,237	$14,780	118%	$103,098	$54,956	88%
Financial Services	14,810	16,653	(11)	64,434	73,835	(13)
Technology Products	12,320	10,717	15	47,453	45,283	5
Corporate and Eliminations	(3,041)	(3,210)	5	(12,173)	(13,711)	11

Total Revenue	$56,326	$38,940	45%	$202,812	$160,363	26%

Transactions with related parties:
Mortgage Services	$20,342	$11,283	80%	$67,027	$41,635	61%

Financial Services	$34	$1,181	(97)	$98	$1,181	(92)

Technology Products	$4,910	$5,243	(6)	$20,710	$19,607	6

The principal driver of the increase in revenue during 2009 was our expanded relationship with Ocwen Financial Corporation (“Ocwen”). The increase was the result of our development and rollout of default oriented services for residential mortgage loans, primarily default management, asset management and closing and title services. We continued this trend in the fourth quarter as evidenced by an 11% growth in our Mortgage Services segment when compared against third quarter. We expect to complete the national rollout of our default services at the end of 2010 which will facilitate greater penetration of Ocwen’s loan servicing portfolio and should facilitate sales efforts to other customers.
Our Technology Products segment also ended the year with an increase in revenue as decreases in infrastructure support revenue were offset by increases in REALServicing® revenue principally with one third-party customer.
Financial Services revenues continued to be negatively impacted by the overall economic conditions resulting in a decrease in revenues for this segment.
Our Mortgage Services and Financial Services segments are subject to seasonality. Our Financial Services revenues are typically higher in the first quarter because consumers typically use income tax refunds to make payments on debts. Financial Services revenues are typically weakest in the fourth quarter given holiday spending. Mortgage Services segment typically has higher revenue during warmer months generally beginning in March and continuing through October as home buying activity tends to be reduced during winter months and the holiday season. In addition, during the year, programs such as the Treasury’s Home Affordable Mortgage Program and state foreclosure moratoriums temporarily slowed the pace of foreclosure starts and foreclosure sales which impacted our default management services.
EBITDA
The following table presents EBITDA by segment for the periods ended December 31, 2009 and 2008:

	Three Months Ended			Year Ended
	December 31,			December 31,
(in thousands)	2009	2008	% Change	2009	2008	% Change
Mortgage Services	$11,860	$3,667	223%	$36,845	$13,571	171%
Financial Services	(1,012)	476	(313)	8	(94)	109
Technology Products	5,682	4,042	41	21,150	14,169	49
Corporate and Eliminations	(5,619)	—	(100)	(10,679)	—	(100)

Total EBITDA	$10,911	$8,185	33%	$47,324	$27,646	71%

Mortgage Services and Technology Products continued to report strong growth. Financial Services, after giving effect to the arbitration decision of $1.4 million and reversal of certain facility closure costs that had been recorded in the third quarter, was effectively break-even for the fourth quarter of 2009. EBITDA margins were impacted in the fourth quarter 2009 versus 2008 due to the growth in management personnel, incentive compensation, additional costs related to the consolidation of our data center, the acquisition of MPA and the arbitration decision discussed above.
Income Taxes
The income tax provision was $2.8 million for the fourth quarter of 2009. The effective tax rate was 31.1% in the fourth quarter of 2009 compared to 53.5% in the same period in 2008. The 2008 period included a $1.3 million increase in valuation allowances related to certain state net operating losses that were deemed more likely than not to be realized in future periods.
Non-GAAP measures
The Company utilizes a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in analyzing and assessing its overall business performance, for making operating decisions, for compensation decisions and for forecasting and planning future periods. The Company considers the use of non-GAAP financial measures, including EBITDA, helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance and to provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash-generating potential, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance and enables investors to more fully understand trends in its current and future performance.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: our ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10, the Company’s subsequent reports on Form 10-Q and other filings with the Securities and Exchange Commission.
About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing our integrated technology that includes decision models and behavioral based scripting engines, we provide solutions that improve our clients’ performance and maximize their returns. Additional information is available at www.altisource.com.